Exhibit 5.2

October 3, 2013

Eaton Corporation

1000 Eaton Boulevard

Cleveland, OH 44122

Re:    Eaton Corporation – Exchange Offer

Ladies and Gentlemen:

We have acted as Ohio special counsel to Eaton US Holdings, Inc. (f/k/a Eaton Inc.), an Ohio corporation (“EI”), Eaton Aeroquip LLC, an Ohio limited liability company (“EAL”) and Eaton Leasing Corporation, an Ohio corporation (“ELC” and together with EI and EAL, collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Eaton Corporation, an Ohio corporation (“Eaton”), the Guarantors and certain other guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), related to the issuance by Eaton of up to $600,000,000 aggregate principal amount of its 0.950% Senior Notes due 2015 (the “2015 Exchange Notes”), $1,000,000,000 aggregate principal amount of its 1.500% Senior Notes due 2017 (the “2017 Exchange Notes”), $1,600,000,000 aggregate principal amount of its 2.750% Senior Notes due 2022 (the “2022 Exchange Notes”), $700,000,000 aggregate principal amount of its 4.000% Senior Notes due 2032 (the “2032 Exchange Notes”) and $1,000,000,000 aggregate principal amount of its 4.150% Senior Notes due 2042 (the “2042 Exchange Notes” and, together with the 2015 Exchange Notes, the 2017 Exchange Notes, the 2022 Exchange Notes and the 2032 Exchange Notes, collectively, the “Exchange Notes”) and the guaranty by the Guarantors and certain other guarantors (the “Exchange Guarantee”) with respect to the Exchange Notes. The Exchange Notes and Exchange Guarantee will be issued under an indenture dated as of November 20, 2012 (the “Base Indenture”), among Eaton (as successor to Turlock Corporation, an Ohio corporation (“Turlock”)), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as supplemented by a First Supplemental Indenture dated as of November 30, 2012, among Eaton, the new guarantors party thereto and the Trustee (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture dated as of January 8, 2013, among Eaton, the new guarantors party thereto and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, collectively, the “Indenture”) as further supplemented from time to time. The Exchange Notes will be offered by Eaton in exchange for any and all of its outstanding unregistered 0.950% Senior Notes due 2015 (the “Outstanding 2015 Notes”), 1.500% Senior Notes due 2017 (the “Outstanding 2017 Notes”), 2.750% Senior Notes due 2022 (the “Outstanding 2022 Notes”), 4.000% Senior Notes due 2032 (the “Outstanding 2032 Notes”) and 4.150% Senior Notes due 2042 (the “Outstanding 2042 Notes” and, together with the Outstanding 2015 Notes, the Outstanding 2017 Notes, the Outstanding 2022 Notes and the Outstanding 2032

Eaton Corporation

October 3, 2013

Notes, collectively, the “Outstanding Notes”). This opinion letter is being furnished to Eaton at the request of the Guarantors. Except as otherwise indicated, capitalized terms used herein shall have the same meanings ascribed to such terms in the Indenture. The law covered by the opinions expressed herein is limited to the laws of the State of Ohio.

In rendering the opinions expressed herein, we have examined executed originals, counterparts, or copies thereof, of (i) the Registration Statement, (ii) the Indenture, and (iii) the Registration Rights Agreement, dated as of November 20, 2012, among Eaton (as successor to Turlock), EI and certain other guarantors of the Outstanding Notes, and the initial purchasers of the Outstanding Notes (the “Original Registration Rights Agreement”), as supplemented by that Joinder Agreement to the Registration Rights Agreement, dated as of November 30, 2012, among Eaton (as successor to Turlock), EAL, ELC and the other guarantors of the Outstanding Notes (the “Registration Rights Agreement Joinder” and, together with the Original Registration Rights Agreement, collectively, the “Registration Rights Agreement”). All documents referenced in this paragraph are collectively referred to herein as the “Transaction Documents”.

For purposes of this opinion letter, we have considered such matters of law and of fact, and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of such certificates, documents and records, officers’ certificates, certificates of public officials and other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein, including but not limited to the following:

(a)	Amended and Restated Articles of Incorporation of EI as certified by the Secretary of State of Ohio on August 7, 2013 and an officer of EI;

(b)	Code of Regulations of EI as certified by an officer of EI;

(c)	Written Action of the Board of Directors of EI dated November 14, 2012, as certified by an officer of EI, authorizing EI to, among other things, enter into the Exchange Guarantee;

(d)	Certificate of one or more officers of EI (the “EI Officer’s Certificate”), dated as of the date hereof, relating to certain facts regarding EI upon which the opinions expressed herein are based;

(e)	Good Standing Certificate for EI issued by the Secretary of State of Ohio, dated October 3, 2013 (the “EI Good Standing Certificate”);

(f)	Articles of Organization of EAL as certified by the Secretary of State of Ohio on August 7, 2013 and an officer of EAL;

(g)	Operating Agreement of EAL as certified by an officer of EAL;

Eaton Corporation

October 3, 2013

(h)	Written Action of the Board of Managers of EAL dated November 29, 2012, as certified by an officer of EAL, authorizing EAL to, among other things, enter into the Exchange Guarantee;

(i)	Certificate of one or more officers of EAL (the “EAL Officer’s Certificate”), dated as of the date hereof, relating to certain facts regarding EAL upon which the opinions expressed herein are based;

(j)	Full Force and Effect Certificate for EAL issued by the Secretary of State of Ohio, dated October 3, 2013 (the “EAL Full Force Certificate”);

(k)	Articles of Incorporation of ELC as certified by the Secretary of State of Ohio on August 7, 2013 and an officer of ELC;

(l)	Code of Regulations of ELC as certified by an officer of ELC;

(m)	Written Action of the Board of Directors of ELC dated November 29, 2012, as certified by an officer of ELC, authorizing EC to, among other things, enter into the Exchange Guarantee;

(n)	Certificate of one or more officers of ELC (the “ELC Officer’s Certificate”), dated as of the date hereof, relating to certain facts regarding ELC upon which the opinions expressed herein are based;

(o)	Good Standing Certificate for ELC issued by the Secretary of State of Ohio, dated October 3, 2013 (the “ELC Good Standing Certificate”); and

(p)	Opinion of Simpson Thacher & Bartlett LLP, dated November 20, 2012, regarding the enforceability of the Base Indenture (the “Base Indenture Opinion”);

(q)	Opinion of Simpson Thacher & Bartlett LLP, dated November 30, 2012, regarding the enforceability of the First Supplemental Indenture (the “First Supplemental Indenture Opinion”);

(r)	Opinion of Simpson Thacher & Bartlett LLP, dated January 8, 2013, regarding the enforceability of the Second Supplemental Indenture (the “Second Supplemental Indenture Opinion”); and

(s)	Opinion of Simpson Thacher & Bartlett LLP, dated September 6, 2013, regarding the enforceability of the Exchange Guarantee (the “Exchange Guarantee Opinion” and, together with the Base Indenture Opinion, the First Supplemental Indenture Opinion and the Second Supplemental Indenture Opinion, collectively, the “STB Opinion”).

Eaton Corporation

October 3, 2013

As to questions of fact material to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the EI Officer’s Certificate, EAL Officer’s Certificate and ELC Officer’s Certificate, the representations and warranties made in or pursuant to the Transaction Documents and such certificates, records, searches and other documents that we have reviewed in connection with giving the opinions expressed herein. We have assumed that there are no other facts, conditions or circumstances which conflict with or are inconsistent with those set forth in any of the foregoing. With respect to such matters, we have not made any independent investigation or verification of the information contained therein for purposes of this opinion letter. Furthermore, to the extent the opinions rendered herein concerning the issuance and delivery of the Exchange Guarantee under Paragraphs 4, 9 or 14 below are affected by the enforceability of the Indenture and the Exchange Guarantee, we relied solely on the STB Opinion as to the enforceability of the Indenture and the Exchange Guarantee and have not conducted an independent review or investigation of such matters. Any opinion expressed herein relative to EI, EAL or ELC’s due incorporation or organization, as applicable, valid existence or good standing or full force and effect, as applicable, is based solely upon the EI Good Standing Certificate, EAL Full Force Certificate and ELC Good Standing Certificate, respectively, and we have not conducted an independent review or investigation of the matters set forth in such certificate received from the Ohio Secretary of State. In the opinions expressed herein, we have not conducted any investigation into the types of businesses and activities in which any party engages or the manner in which any party conducts its business as would enable us to render any opinion (and, accordingly, we express no opinion) as to the applicability to any party of any law or regulation not of general applicability to corporations or limited liability companies.

In connection with rendering the opinions expressed herein, we have with Eaton’s permission assumed, without independent investigation, the following: (i) the legal capacity of natural persons, the absence of duress, fraud and undue influence of all signatures on documents submitted to us and the absence of mutual mistake of fact or misunderstanding; (ii) the genuineness of all signatures on documents submitted to us; (iii) the authenticity, completeness and accuracy of all documents, materials and records submitted to us as originals and the conformity to authentic original documents of all documents, materials and records submitted to us as certified, conformed or photostatic copies; and (iv) no action has been taken which amends, renders null or void or otherwise affects any of the documents, materials or records which we have examined.

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	EI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority to issue, and to perform its obligations under, the Exchange Guarantee.

Eaton Corporation

October 3, 2013

2.	The issuance of the Exchange Guarantee and performance of the Indenture by EI do not violate the Amended and Restated Articles of Incorporation or Code of Regulations of EI or violate any laws, rules, statutes or regulations of general applicability to corporations presently in effect.

3.	Each of the Indenture and Registration Rights Agreement has been duly authorized by EI and, based solely upon the EI Officer’s Certificate, has been duly executed and delivered by EI.

4.	The Exchange Guarantee (a) has been duly authorized by EI and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described therein and all other requirements of the Indenture have been met, will have been duly issued by EI.

5.	No consent, approval, registration or filing with, by or from any governmental or public body or authority is required under the laws of the State of Ohio for the issuance of the Exchange Guarantee by EI or the performance of the Indenture by EI.

6.	EAL is a limited liability company duly organized, validly existing and in full force in effect under the laws of the State of Ohio, and has the requisite organizational power and authority to issue, and to perform its obligations under, the Exchange Guarantee.

7.	The issuance of the Exchange Guarantee and performance of the Indenture by EAL do not violate the Articles of Organization or Operating Agreement of EAL or violate any laws, rules, statutes or regulations of general applicability to limited liability companies presently in effect.

8.	Each of the Indenture and Registration Rights Agreement has been duly authorized by EAL and, based solely upon the EAL Officer’s Certificate, has been duly executed and delivered by EAL.

9.	The Exchange Guarantee (a) has been duly authorized by EAL and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described therein and all other requirements of the Indenture have been met, will have been duly issued by EAL.

10.	No consent, approval, registration or filing with, by or from any governmental or public body or authority is required under the laws of the State of Ohio for the issuance of the Exchange Guarantee by EAL or the performance of the Indenture by EAL.

Eaton Corporation

October 3, 2013

11.	ELC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority to issue, and to perform its obligations under, the Exchange Guarantee.

12.	The issuance of the Exchange Guarantee and performance of the Indenture by ELC do not violate the Articles of Incorporation or Code of Regulations of ELC or violate any laws, rules, statutes or regulations of general applicability to corporations presently in effect.

13.	Each of the Indenture and Registration Rights Agreement have been duly authorized by ELC and, based solely upon the ELC Officer’s Certificate, have been duly executed and delivered by ELC.

14.	The Exchange Guarantee (a) has been duly authorized by ELC and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described therein and all other requirements of the Indenture have been met, will have been duly issued by ELC.

15.	No consent, approval, registration or filing with, by or from any governmental or public body or authority is required under the laws of the State of Ohio for the issuance of the Exchange Guarantee by ELC or the performance of the Indenture by ELC.

The foregoing opinions are qualified in the following respects:

A.

None of our opinions cover or otherwise address any of the following laws, statutes, regulations or legal issues: (i) federal and state securities laws, statutes and regulations, including any “blue sky laws”; (ii) Federal Reserve Board margin regulations; (iii) federal, state and local health and environmental laws and regulations; (iv) fraudulent transfer and similar laws; (v) laws, statutes and regulations that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); (vi) laws, statutes and regulations that hereafter become effective; (vii) federal, state and local zoning, land use, subdivision and building laws, statutes and regulations applicable to any property; (viii) federal patent, copyright and trademark, state trademark, and other federal and state intellectual property laws and regulations; (ix) obtaining and maintaining licenses, permits or other documents; (x) federal, state and local tax laws and regulations; (xi) banking or insurance laws or regulations; (xii) usury laws, statutes and regulations; (xiii) federal or state antitrust or unfair competition laws, statues or regulations; (xiv) any pension or employee benefit laws or regulations; (xv) any racketeering laws or regulations; (xvi) any labor laws or regulations; (xvii) any laws,

Eaton Corporation

October 3, 2013

regulations and policies concerning (a) national or local emergency, (b) possible judicial deference to acts of sovereign states, and (c) criminal and civil forfeiture laws; (xviii) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xix) other state statutes of general application to the extent they provide for criminal prosecution; (xx) laws, statutes and regulations that regulate a particular business of a party to the Indenture and do not relate to companies generally; and (xxi) any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the state or regional level), or judicial decisions to the extent that they deal with any of the foregoing. We have not undertaken any research for purposes of determining whether EI, EAL or ELC or any of the transactions that may occur in connection with any of the Transaction Documents is subject to any laws, statutes, regulations or requirements other than to those that, in our experience, would generally be recognized as applicable in the absence of research by lawyers in the State of Ohio.

B.	We express no opinion as to whether the members of the board of directors of EI or ELC or the board of managers of EAL have complied with their fiduciary duties in connection with the authorization and performance of the Indenture.

C.	Our opinions are subject to and affected by (i) applicable bankruptcy, insolvency, avoidance, receivership, reorganization, moratorium, fraudulent transfer or other laws, both state and federal, affecting the rights and remedies of creditors generally; (ii) general principles of equity and public policy, whether applied by a court of law or equity; (iii) limitations imposed by or resulting from the exercise by any court of its discretion; and (iv) the implied covenants of good faith, fair dealing and commercially reasonable conduct.

D.	We express no opinion as to the enforceability of any provision of the Transaction Documents.

E.	We express no opinion regarding any agreement, document, certificate or instrument (other than the Exchange Notes included as an exhibit to the Indenture) that may be an exhibit to, incorporated by reference in, or otherwise referenced or contemplated by the Transaction Documents. We express no opinion regarding any documents related to the Exchange Offer that we have not been requested to examine.

Eaton Corporation

October 3, 2013

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including but not limited to financial information, furnished to Eaton by the Guarantors concerning the business or affairs of the Guarantors or any other information furnished to Eaton of a factual nature. Furthermore, we render no opinion with respect to the past, present or future financial condition of the Guarantors.

The opinions expressed herein are given as of the date hereof and speak as of only that date. We assume no obligation to advise Eaton of any changes in facts or law or of anything coming to our attention bearing upon the accuracy of or completeness of any assumption, whether or not material, which may be brought to our attention at a later date. Certain of our attorneys are admitted to the practice of law in the State of Ohio, and we render no opinion with respect to the laws or requirements of any other state governing the transaction contemplated by the Transaction Documents or the effect of any of such laws on the matters with respect to which opinions are given herein. We bring to Eaton’s attention that our views set forth in this letter are an expression of professional judgment and are not a guarantee of a result.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder

Very truly yours,

/s/ MCDONALD HOPKINS LLC

MCDONALD HOPKINS LLC